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                                                                     EXHIBIT 2.3

                                AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 2 to Agreement and Plan of Merger (this "Amendment"), dated as of January 30, 1995, is made by and among The Times Mirror Company, a Delaware corporation (the "Company"), New TMC Inc., a Delaware corporation and wholly owned subsidiary of the Company ("New Times Mirror"), Cox Communications, Inc., a Delaware corporation ("Acquiror"), and Cox Enterprises, Inc., a Delaware corporation ("CEI").

                                    RECITALS

     WHEREAS, the parties hereto (including Acquiror under the name "Cox Cable Communications, Inc.") have entered into that certain Agreement and Plan of Merger dated as of June 5, 1994 as amended by Amendment No. 1 thereto dated as of December 16, 1994 (the "Merger Agreement") pursuant to which and subject to the terms and conditions thereof (i) the Company will contribute to New Times Mirror all of the assets of the Company except the capital stock of Times Mirror Cable Television, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("TMCT" and together with its subsidiaries (other than KDFW, KTBC and WVTM (as defined in Section 6.10(a)(i)) "Cable"), and certain other assets,
(ii) subsequent to such contribution, the Chandler Trust No. 1, the Chandler Trust No. 2 and Chandis Securities Company (collectively, the "Trusts"), which are the controlling stockholders of the Company, will exchange all of their shares of the capital stock of the Company for shares of the capital stock of New Times Mirror, and (iii) the Company will merge with and into Acquiror, as a result of which the stockholders of the Company immediately prior to such merger will become stockholders of New Times Mirror and of Acquiror.

     WHEREAS, for federal income tax purposes, it is intended that such transactions will qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(D), 355, and 368(a)(1)(A) of the Internal Revenue Code.

     WHEREAS, the parties to the Merger Agreement now wish to make certain amendments and modifications thereto.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth below, the parties hereto agree that the Merger Agreement shall be amended as follows:

          1. Section 2.02(a). Subsection (a) of Section 2.02 of the Merger Agreement is hereby amended to read in its entirety as follows:

             "(a) Immediately prior to the Closing and pursuant to the terms of the Contribution and Assumption Agreement to be entered into by the Company and New Times Mirror in the form attached hereto as Exhibit B (the "Contribution Agreement"), the Company shall contribute and transfer (the "Contribution") to New Times Mirror all the Company's right, title and interests in any and all assets of the Company, whether tangible or intangible and whether fixed, contingent or otherwise, including the stock of all subsidiaries of the Company; provided, however, that the Company shall not contribute to New Times Mirror (i) the issued and outstanding capital stock of TMCT or any subsidiaries thereof, (ii) the Company's rights created pursuant to the Contribution Agreement, and (iii) cash sufficient to pay all expenditures incurred in connection with the Exchange Offer (as defined in Section 2.03) and other expenses relating to the transactions described in this Agreement that are the responsibility of the Company hereunder, including, without limitation, the Company's obligations under Section 6.26(e)."

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          2. Section 6.03(c). Subsection (c) of Section 6.03 of the Merger
     Agreement is hereby amended to read in its entirety as follows:

             "(c) subject to Section 6.26(e), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities; provided, however, that any subsidiary of TMCT may declare and pay dividends that are payable to TMCT or to any other subsidiary of TMCT, and TMCT may declare and pay dividends to the Company in an aggregate amount not to exceed Cable's consolidated adjusted net income for the period from January 1, 1994 to the Closing Date before giving effect to the Closing Payment (as defined in Section 6.26(e)) decreased for the amount by which the working capital surplus of Cable as of the Closing Date before giving effect to the Closing Payment is less than $37,667,000 minus the Designated Expenditures (as defined below) and increased for the amount by which the working capital surplus of Cable as of the Closing Date is greater than $37,667,000 minus the Designated Expenditures; for purposes of this paragraph, (i) Cable's working capital means (A) cash and accounts receivable (net of allowance for doubtful accounts) less accounts payable, unearned income and accrued liabilities, all determined as of the Closing Date on a basis consistent with the amounts set forth on the Cable Balance Sheet (as defined in Section 4.06), minus (B) cash flow generated by the Laguna Village cable system between the date of its acquisition by Cable and the Closing Date; (ii) Cable's consolidated adjusted net income for such period means Cable's consolidated net income, determined in accordance with GAAP, (A) increased by the sum of
        (1) the amount of depreciation and amortization deductions taken during such period, and (2) the amount of accrued but unpaid Company Consolidated Income Taxes deducted in calculating Cable's consolidated net income to the extent not otherwise paid pursuant to tax sharing arrangements, and (B) decreased by the sum of (1) the greater of (a) the amount of capital expenditures set forth on the capital expenditure budget attached as Schedule 6.03(g) plus $6,300,000 or (b) the amount of capital expenditures (other than Designated Expenditures) actually made by Cable during such period, (2) any dividends paid by TMCT to the Company from January 1, 1994 to June 5, 1994 with respect to 1994 net income, (3) to the extent not deducted in calculating Cable's consolidated net income, the amount of any payments made by Cable during such period in connection with obtaining any authorization, consent, order or approval of any governmental authority necessary for the transfer of control of any Franchise (as defined in Section 7.05(g)) held by Cable as a result of the violation of the terms of such Franchise by Cable, and (4) to the extent not deducted in calculating Cable's consolidated net income or described in clause (3), one-half of the amount of any payments made by Cable during such period in connection with obtaining any authorization, consent, order or approval of any governmental authority necessary for the transfer of control of any Franchise; and (iii) "Designated Expenditures" means the lesser of
        (A) the amount of capital expenditures and investments to be made prior to the Closing Date by Cable in accordance with the budget attached as
        Schedule 6.03(j) or (B) the amount of capital expenditures and investments actually made prior to the Closing Date by Cable in accordance with Section 6.03(j), whether paid or unpaid."

          3. Section 6.03(g). Subsection (g) of Section 6.03 of the Merger Agreement is hereby amended to read in its entirety as follows:

             "(g) fail to make (i) capital expenditures substantially in accordance with the capital expenditure budget attached as Schedule 6.03(g) hereto, except for changes in expenditures that are appropriate in light of changed circumstances, and (ii) capital expenditures of $6,300,000 for January 1995;"

          4. Section 6.26(e). Subsection (e) of Section 6.26 of the Merger Agreement is hereby amended to read in its entirety as follows:

             "(e) Immediately prior to the Closing, the Company shall make a cash payment to TMCT (the "Dividend Restoration Payment") in an amount equal to the aggregate amount, if any, of dividends and other distributions paid by TMCT to the Company after June 5, 1994 in excess of the

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        amount permitted by Section 6.03(c). Simultaneously therewith, the
        Company shall make a cash payment to TMCT (the "Working Capital Restoration Payment") in an amount equal to (i) $74,667,000 minus (ii) the amount, if any, of dividends that would have been payable by TMCT to the Company pursuant to Section 6.03(c) immediately prior to such payment but after giving effect to (A) a cash payment of $74,667,000 by the Company to TMCT and (B) the Dividend Restoration Payment plus (iii) the Specified Amount (as defined below). Attached hereto as Schedule 6.26(e) is a schedule showing the Company's calculation of the amount of the payments to be made pursuant to this Section 6.26(e) (collectively, the "Closing Payment"). "Specified Amount" shall mean an amount equal to the sum of all payments to be made to Cable Employees on or prior to the Closing Date pursuant to the Company's Long-Term Incentive Plan, stay bonus arrangements and stock option buy-outs. Upon receipt of the Closing Payment, TMCT shall promptly forward the Specified Amount to the Cable Employees entitled to receive payment thereof."

          5. Article VI. Article VI of the Merger Agreement is hereby amended by adding new Section 6.27, which reads as follows:

             "6.27 Closing Payment Adjustment; Indemnification for Accruals.

             (a) If at any time prior to June 1, 1995 either Acquiror or New Times Mirror notifies the other that the amount of the Closing Payment made by the Company was incorrect, New Times Mirror and Acquiror shall cooperate with each other in conducting a review of Schedule 6.26(e) and the detail and calculations underlying the schedule to determine the correct amount of the Closing Payment. If it is ultimately determined that the Closing Payment as actually paid was smaller than the amount required by Section 6.26(e), New Times Mirror shall promptly pay to Acquiror cash in an amount equal to the underpayment. If it is ultimately determined that the Closing Payment as actually paid was larger than required by Section 6.26(e), Acquiror shall promptly pay to New Times Mirror cash in an amount equal to the overpayment.

             (b) New Times Mirror shall indemnify Acquiror against all Losses (as defined in Section 7.06) attributable to liability of Cable for (i) refund obligations relating to additional outlets, (ii) property taxes or (iii) general and automobile liability to the extent that such liability of Cable exceeds the accrual therefor on the financial statements of Cable as of the Closing Date; provided, however, that once New Times Mirror has indemnified Acquiror under this Section 6.27(b) for Losses equal to $12,500,000 in the aggregate, New Times Mirror shall have no further liability under this Section unless and to the extent that Losses subject to this Section exceed in the aggregate $12,500,000 plus the Acquiror Deductible (as defined in Section 6.27(d)). New Times Mirror shall have no liability under this Section 6.27(b) with respect to claims for Losses under clause (i) or (ii) where such claims are submitted by Acquiror after January 31, 1996 and New Times Mirror shall have no liability under this Section 6.27(b) with respect to claims for Losses under clause (iii) where such claims are submitted by Acquiror after January 31, 1997.

             (c) New Times Mirror shall indemnify Acquiror against all Losses attributable to liability of Cable for matters for which there was recorded or should have been recorded an accrual or reserve on the financial statements of Cable as of the Closing Date in order to have caused such financial statements to conform to GAAP (without regard to exceptions to the application thereof for immateriality), other than those covered by Section 6.27(b), to the extent that such liability of Cable exceeds the accrual therefor, if any, on the books of Cable as of the Closing Date; provided, however, that New Times Mirror shall have no liability under this Section unless and to the extent that Losses subject to this Section exceed in the aggregate the Acquiror Deductible. New Times Mirror shall have no liability under this Section 6.27(c) with respect to claims submitted by Acquiror after January 31, 1996.

             (d) "Acquiror Deductible" shall mean a deductible amount initially equal to $10,000,000 that will be reduced to the extent that (i) Losses in excess of $12,500,000 that are subject to Section 6.27(b) are incurred and (ii) Losses that are subject to Section 6.27(c) are incurred.

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             (e) Any disputes between the parties regarding accounting
        principles that the parties are unable to resolve shall be submitted to and conclusively resolved by the accounting firm of Arthur Andersen & Co. using such procedures as it may in its sole discretion elect after being presented with the position of each party. Such disputes may be submitted to any office of Arthur Andersen & Co. other than the New York, Los Angeles and Atlanta offices. The fees and expenses of Arthur Andersen & Co. shall be borne equally by New Times Mirror and Acquiror.

             (f) Disputes as to any matters in connection with this Section 6.27 other than disputes subject to Section 6.27(e) shall be conclusively resolved by arbitration conducted by a three-member panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and judgment upon the award of the panel may be entered in any state or federal court of competent jurisdiction. Discovery shall be permitted in accordance with the rules of discovery then in effect in the United States District Court for the District of Columbia. The site of the arbitration shall be selected by Acquiror. The fees and expenses of arbitration, including the legal fees and expenses of the parties, shall be borne by one or both of the parties in the manner determined by the arbitration panel.

             (g) New Times Mirror shall have the right to participate reasonably in, but not control, any appeal to any regulatory authority regarding Cable's refund obligations relating to additional outlets. If Acquiror settles any matter regarding such obligations without the prior written consent of New Times Mirror, unless New Times Mirror shall have withheld its consent to such settlement unreasonably, New Times Mirror shall be released from its obligation to indemnify Acquiror against any losses relating to the settled matter. Any release of New Times Mirror pursuant to the preceding sentence shall not affect New Times Mirror's obligation to indemnify Acquiror against losses unrelated to the settled matter.

             (h) Whenever any claim shall arise for indemnification under this
        Section 6.27, Acquiror shall promptly notify New Times Mirror in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure of Acquiror to so notify New Times Mirror shall not relieve New Times Mirror of any liability hereunder except to the extent that such failure prejudices New Times Mirror. Subject to Section 6.27(g), after such notice if New Times Mirror undertakes to defend any such claim, then New Times Mirror shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend the same, at New Times Mirror's cost, risk and expense, upon written notice to Acquiror of such election, which notice acknowledges New Times Mirror's obligation to provide indemnification hereunder. New Times Mirror shall not settle any third-party claim that is the subject of indemnification without the prior written consent of Acquiror, which consent may not be unreasonably withheld; provided, however, that New Times Mirror may settle a claim without Acquiror's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to Acquiror or Cable, (ii) includes a complete release of Acquiror and Cable and (iii) does not require Acquiror or Cable to make any payment or forego or take any action. Acquiror shall cooperate in all reasonable respects with New Times Mirror and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in Acquiror's or Cable's name of appropriate cross claims and counterclaims). Acquiror may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by New Times Mirror and any appeal arising therefrom. If, after receipt of a claim notice pursuant to this Section 6.27(h), New Times Mirror does not undertake to defend any such claim, Acquiror may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and New Times Mirror shall be bound by the result obtained with respect thereto by Acquiror (including, without limitation, the settlement thereof without the consent of New Times Mirror). If there are one or more legal defenses available to Acquiror that conflict with those available to New Times Mirror, Acquiror shall have the right, at the expense of New Times Mirror, to assume the defense of the lawsuit or action; provided, however, that Acquiror may not settle such lawsuit or action without the prior written consent of New Times

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        Mirror, which consent may not be unreasonably withheld. At any time after the commencement of defense of any lawsuit or action, New Times Mirror may request Acquiror to agree in writing to the abandonment of such lawsuit or to the payment or compromise of such claim, whereupon such action shall be taken unless Acquiror determines that the contest should be continued and so notifies New Times Mirror in writing within 15 days of such request from New Times Mirror. If Acquiror determines that the lawsuit should be continued or that the claim should not be compromised, New Times Mirror shall be liable hereunder only to the extent of the lesser of (i) the amount that the other party(ies) to the lawsuit or claim had agreed to accept in payment or compromise as of the time that New Times Mirror made its request therefor to Acquiror or (ii) such amount for which New Times Mirror may be liable with respect to such lawsuit or claim by reason of the provisions hereof.

             (i) Nothing in this Section 6.27 shall affect the application of
        Section 9.01 to any matter not expressly covered by this Section 6.27."

          6. Section 7.06. Section 7.06 of the Merger Agreement is hereby amended by adding the following to the end thereof:

             "Any Loss subject to Section 6.27 shall not also be subject to this
        Section 7.06."

          7. Closing Date and Effective Time. Notwithstanding any provision of the Merger Agreement to the contrary, the "Closing Date" for purposes of the Merger Agreement shall be January 31, 1995 and the "Effective Time" for purposes of the Merger Agreement shall be 12:01 a.m., Eastern time, on February 1, 1995.

          8. Verification of Designated Expenditures. For purposes of verifying after the Closing Date the amount of Designated Expenditures actually made by Cable prior thereto, Designated Expenditures shall be regarded as a discrete body of work and projects added to the capital expenditures contemplated by Section 6.03(g) (the "Budgeted Expenditures"). In the event of a possible overlap in description between Budgeted Expenditures and Designated Expenditures, reference shall first be made to the descriptions of the specific work and projects underlying the Budgeted Expenditures as described in Section 6.03(g) and the Designated Expenditures as described in Section 6.03(j), respectively, in order to determine the work and projects that were added as Designated Expenditures by Section 6.03(j) and the amount of capital expenditures actually made with respect to such work and projects.

          9. Prior Consents Unimpaired. Nothing in this Amendment shall be construed to impair the validity and continuing effect of that certain Consent and Waiver, dated as of October 21, 1994, among the Company, New Times Mirror, Acquiror, and CEI (the "Telephony Consent"), and that certain Consent and Waiver, dated as of November 4, 1994, among the Company, New Times Mirror, Acquiror, and CEI (the "Newport News Consent"). For all purposes under the Merger Agreement, including determining whether either of the conditions in Section 7.04(a) and Section 7.04(b) has been satisfied, all representations, warranties, and covenants of Acquiror contained in the Merger Agreement or in any other document delivered pursuant to the Merger Agreement shall be deemed to include an exception for those matters described in the materials listed on Exhibit A to the Telephony Consent or on Exhibit A to the Newport News Consent. Exhibit A to the Telephony Consent and Exhibit A to the Newport News Consent are each hereby amended to add to the descriptions of the transactions described therein the descriptions of those transactions in the Joint Proxy Statement/Prospectus, as amended to date.

        10. Miscellaneous.

          (a) Except where inconsistent with the express terms of this Amendment, all provisions of the Merger Agreement as originally entered into and amended prior to the date hereof shall remain in full force and effect.

          (b) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

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          (c) The rules of construction set forth in the Merger Agreement shall apply to this Amendment.

          (d) The parties shall take any actions and execute any other documents that may be reasonably necessary for the implementation and consummation of this Amendment.

          (e) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          THE TIMES MIRROR COMPANY

                                          By: /s/  THOMAS UNTERMAN
                                              ----------------------------------
                                              Name: Thomas Unterman
                                              Title: Vice President

                                          NEW TMC INC.

                                          By: /s/  THOMAS UNTERMAN
                                              ----------------------------------
                                              Name: Thomas Unterman
                                              Title: Vice President

                                          COX COMMUNICATIONS, INC.

                                          By: /s/  JIMMY W. HAYES
                                              ----------------------------------
                                              Name: Jimmy W. Hayes
                                              Title: Senior Vice President,
                                                     Finance

                                          COX ENTERPRISES, INC.

                                          By: /s/  JOHN R. DILLON
                                              ----------------------------------
                                              Name: John R. Dillon
                                              Title: Senior Vice President and
                                                     Chief Financial Officer

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